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                                                                      Exhibit 11

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                            Year Ended
                                                         December 31, 2003
                                                        -------------------
Income available to common stockholders                     $ 7,780,826
Weighted average shares outstanding                           5,055,816
Basic earnings per share                                    $      1.54
Income for diluted earnings per share                       $ 7,780,826
Total weighted average common shares and equivalents
    outstanding for diluted computation                       5,061,471
Diluted earnings per share                                  $      1.54